Exhibit 107

FILING FEE TABLE

Calculation of Filing Fee Table

Form S-8

(Form Type)

SHF Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)		Proposed Maximum Aggregate Offering Price Per Share(2)	Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common stock, $0.0001 par value per share	457(c) and 457(h)	424,891	(3)	$2.74	$1,164,201.34	0.00013810		$160.78
Total Offering Amounts						$1,164,201.34			$160.78
Total Fee Offsets									$0.00
Net Fee Due									$160.78

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of SHF Holdings, Inc. (the “Company”) that may be offered or issued pursuant to the Amendment to the SHF Holdings, Inc. Amended and Restated – 2022 Equity Incentive Plan (as amended and/or restated from time to time, the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction.
(2)	Estimated solely for the purpose of calculating the registration fee and computed pursuant to Rule 457(c) and 457(h) under the Securities Act, based upon the average of the high and low prices of the Company’s Common Stock on The Nasdaq Stock Market on October 30, 2025, which was $2.74.
(3)	Represents additional shares of Common Stock authorized for issuance under the Plan.